Exhibit 99.1

TravelCenters of America LLC
Pro Forma Consolidated Financial Statements (Unaudited)

On September 1, 2018, TravelCenters of America LLC and its subsidiary, TA Operating LLC, which we collectively refer to as "TA" or "we", "us" and "our", entered into an Asset Purchase Agreement, or the "Agreement", with EG Retail (America), LLC and EG Group Limited, which we collectively refer to as "Buyer", as disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 4, 2018. Pursuant to the Agreement, upon the terms and subject to the conditions thereto, the Buyer agreed to purchase 225 of our standalone convenience stores, one standalone restaurant, five parcels of vacant land and certain other related assets, including inventories, or the "Convenience Stores Business".
On December 5, 2018, we and Buyer completed the sale of the Convenience Stores Business for an aggregate estimated sale price of approximately $330.8 million. This sales price includes $25.8 million of estimated net working capital items, which are subject to confirmation and possible adjustment pursuant to certain customary post-closing true-up procedures set forth in the Agreement. TA does not expect any such adjustment to be material.
The pro forma financial information included below includes pro forma consolidated statements of operations for the nine months ended September 30, 2018, and the years ended December 31, 2017 and 2016. The adjustments to the pro forma consolidated statements of operations for the nine months ended September 30, 2018, and the years ended December 31, 2017 and 2016, assume that this transaction occurred on January 1, 2016. The pro forma financial statements are based on, and should be read in conjunction with, our audited consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2017, which we refer to as our "Annual Report", and our unaudited consolidated financial statements and accompanying notes included in our Quarterly Report on Form 10-Q for the period ended September 30, 2018, which we refer to as our "Quarterly Report".
On September 1, 2018, our Board of Directors committed to a plan to sell the Convenience Stores Business and therefore, the business was presented as a discontinued operation in our Quarterly Report. Because the transaction was largely reflected in the consolidated financial statements in the Quarterly Report, a pro forma consolidated balance sheet as of September 30, 2018, is not included herein. Upon the closing of the sale on December 5, 2018, our cash balance increased by the amount of net proceeds from the sale and the balance of our current assets and current liabilities of discontinued operations was eliminated.
The historical consolidated financial information of TA has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations. The pro forma financial statements should be read in conjunction with the accompanying notes. Further, the as reported amounts in the pro forma consolidated statements of operations for the years ended December 31, 2017 and 2016, reflect the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers, or ASU 2014-09, effective January 1, 2018.

TravelCenters of America LLC
Pro Forma Consolidated Statements of Operations (Unaudited)
Nine Months Ended September 30, 2018
(in thousands, except per share amounts)

	As Reported	Pro Forma Adjustments	Note	Pro Forma
Revenues:
Fuel	$3,308,744	$—		$3,308,744
Nonfuel	1,377,159	—		1,377,159
Rent and royalties from franchisees	12,022	—		12,022
Total revenues	4,697,925	—		4,697,925

Cost of goods sold (excluding depreciation):
Fuel	3,074,621	—		3,074,621
Nonfuel	538,606	—		538,606
Total cost of goods sold	3,613,227	—		3,613,227

Operating expenses:
Site level operating	685,217	—		685,217
Selling, general and administrative	98,292	—		98,292
Real estate rent	212,036	—		212,036
Depreciation and amortization	62,076	—		62,076
Total operating expenses	1,057,621	—		1,057,621

Income from operations	27,077	—		27,077

Interest expense, net	21,963	—		21,963
Other expense, net	1,627	—		1,627
Income before income taxes and discontinued operations	3,487	—		3,487
Benefit for income taxes	713	—		713
Income from continuing operations	4,200	—		4,200
Loss from discontinued operations, net of taxes	(118,682)	118,682	2 (a)	—
Net (loss) income	(114,482)	118,682		4,200
Less: net income for noncontrolling interests	122	—		122
Net (loss) income attributable to common shareholders	$(114,604)	$118,682		$4,078

Net (loss) income per common share attributable to common shareholders
Basic and diluted from continuing operations	$0.10	$—		$0.10
Basic and diluted from discontinued operations	(2.97)	2.97		—
Basic and diluted	(2.87)	2.97		0.10

TravelCenters of America LLC
Pro Forma Consolidated Statements of Operations (Unaudited)
Year Ended December 31, 2017
(in thousands, except per share amounts)

	As Reported(1)	Pro Forma Adjustments	Note	Pro Forma
Revenues:
Fuel	$4,025,289	$(474,514)	2 (b)	$3,550,775
Nonfuel	2,009,804	(261,703)	2 (b)	1,748,101
Rent and royalties from franchisees	18,236	(215)	2 (b)	18,021
Total revenues	6,053,329	(736,432)		5,316,897

Cost of goods sold (excluding depreciation):
Fuel	3,696,733	(420,122)	2 (b)	3,276,611
Nonfuel	859,829	(171,227)	2 (b)	688,602
Total cost of goods sold	4,556,562	(591,349)		3,965,213

Operating expenses:
Site level operating	980,749	(108,082)	2 (b)	872,667
Selling, general and administrative	156,347	(10,332)	2 (c)	146,015
Real estate rent	277,127	(2,277)	2 (b)	274,850
Depreciation and amortization	128,416	(39,037)	2 (b)	89,379
Total operating expenses	1,542,639	(159,728)		1,382,911

Loss from operations	(45,872)	14,645		(31,227)

Interest expense, net	30,016	—		30,016
Other (income), net	(895)	—		(895)
Loss before income taxes	(74,993)	14,645		(60,348)
Benefit for income taxes	84,276	(5,638)	2 (d)	78,638
Net income	9,283	9,007		18,290
Less: net income for noncontrolling interests	132	—		132
Net income attributable to common shareholders	$9,151	$9,007		$18,158

Net income per common share attributable to common shareholders
Basic and diluted	$0.23	$0.23		$0.46

(1)	As of January 1, 2018, ASU 2014-09 was adopted using the full retrospective method, which required us to restate our consolidated financial statements for the year ended December 31, 2017.

TravelCenters of America LLC
Pro Forma Consolidated Statements of Operations (Unaudited)
Year Ended December 31, 2016
(in thousands, except per share amounts)

	As Reported(1)	Pro Forma Adjustments	Note	Pro Forma
Revenues:
Fuel	$3,473,672	$(418,947)	2 (b)	$3,054,725
Nonfuel	1,960,100	(255,927)	2 (b)	1,704,173
Rent and royalties from franchisees	18,033	(306)	2 (b)	17,727
Total revenues	5,451,805	(675,180)		4,776,625

Cost of goods sold (excluding depreciation):
Fuel	3,125,372	(369,615)	2 (b)	2,755,757
Nonfuel	850,546	(169,522)	2 (b)	681,024
Total cost of goods sold	3,975,918	(539,137)		3,436,781

Operating expenses:
Site level operating	959,407	(101,942)	2 (b)	857,465
Selling, general and administrative	140,563	(8,902)	2 (c)	131,661
Real estate rent	262,298	(2,260)	2 (b)	260,038
Depreciation and amortization	92,389	(23,524)	2 (b)	68,865
Total operating expenses	1,454,657	(136,628)		1,318,029

Income from operations	21,230	585		21,815

Interest expense, net	27,835	—		27,835
Other (income), net	(2,113)	—		(2,113)
Loss before income taxes	(4,492)	585		(3,907)
Benefit for income taxes	2,056	(225)	2 (d)	1,831
Net loss	(2,436)	360		(2,076)
Less: net income for noncontrolling interests	89	—		89
Net loss attributable to common shareholders	$(2,525)	$360		$(2,165)

Net loss per common share attributable to common shareholders
Basic and diluted	$(0.06)	$0.01		$(0.05)

(1)	As of January 1, 2018, ASU 2014-09 was adopted using the full retrospective method, which required us to restate our consolidated financial statements for the year ended December 31, 2016.

TravelCenters of America LLC
Notes to Consolidated Pro Forma Financial Statements (Unaudited)
(in thousands)

1.	Basis of Presentation
The consolidated pro forma financial statements were derived from historical financial statements in accordance with U.S. generally accepted accounting principles and should be read in conjunction with our Annual Report and Quarterly Report. The consolidated pro forma financial statements are presented for informational purposes only and are not necessarily indicative of what our results of operations actually would have been had the transaction been completed as of the date indicated. In addition, the consolidated pro forma financial statements do not purport to project our future operating results.

2.	Pro Forma Adjustments
The consolidated pro forma financial statements were prepared based on our historical consolidated financial statements.
The historical consolidated financial information of TA has been adjusted in the pro forma consolidated financial statements to give effect to events that are (1) directly attributable to the transaction, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations.
Pro Forma Statements of Operations Adjustments
(a)     Loss from discontinued operations, net of taxes
This adjustment eliminated the reported amount of loss from discontinued operations, net of taxes, which includes the results of operations from the Convenience Stores Business as well as the selling, general and administrative expenses, loss on disposal and impairment charges related thereto.
(b)     Results of operations
These adjustments represent the elimination of the revenues and expenses directly generated from the operations of the Convenience Stores Business for the respective periods.
(c)    Selling, general and administrative expenses
The adjustments to selling, general and administrative expenses include the expenses identifiable as directly relating to the Convenience Stores Business, including the RMR business management fee applicable to the fuel gross margin and nonfuel revenues of the Convenience Stores Business and the personnel costs and other expenses TA anticipates it will no longer incur as a result of the corporate level positions to be eliminated as a consequence of the sale.
(d)    Benefit for income taxes
The benefit for income taxes has been affected at a blended statutory federal and state income tax rate of 38.5% for each of the years ended December 31, 2017 and 2016.